EXHIBIT 99.1

Old Line Bancshares, Inc. Reports $5.8 Million in Net Income Available to Common Stockholders, an Increase of 70.33 Percent for the Nine Months Ended September 30, 2012

3rd QUARTER 2012 AND YEAR TO DATE HIGHLIGHTS

  Net income available to common stockholders of $2.0 million or $0.30 per basic share for the quarter increased 18.79% from the $1.7 million or $0.25 per basic share reported for the third quarter of 2011.
  Net income available to common stockholders of $5.8 million or $0.85 per basic share for the nine month period increased 70.33% from the $3.4 million or $0.56 per share reported for the nine months ended September 30, 2011.
  The 2012 third quarter Return on Average Assets (ROAA) and Return on Average Equity (ROAE) were 0.93% and 11.83%, respectively.
  For the nine months ended September 30, 2012, the ROAA and ROAE were 0.93% and 11.67%, respectively.
  Non-performing assets were 1.34% of total assets at September 30, 2012.
  The ratio of the allowance for loan losses as a percent of gross loans was 0.78% at September 30, 2012 compared to 0.69% at December 31, 2011.
  The net interest margin was 4.72% for the third quarter and 4.69% for the nine month period in 2012.
  On September 10, 2012, we announced that we had executed a merger agreement that provided for the acquisition of WSB Holdings, Inc.

BOWIE, Md., Oct. 29, 2012 (GLOBE NEWSWIRE) -- James W. Cornelsen, President & Chief Executive Officer of Old Line Bancshares, Inc. (Nasdaq:OLBK), the parent company of Old Line Bank, reported that net income available to common stockholders increased $2.4 million to $5.8 million for the nine months ended September 30, 2012, compared with $3.4 million for the nine months ended September 30, 2011. Earnings were $0.85 and $0.84 per basic and diluted common share for the nine months ended September 30, 2012 and $0.56 per basic and diluted common share for the same period in 2011. The 70.33% increase in net income available to common stockholders was primarily the result of a $5.4 million increase in net interest income. This increase derived from the $165.3 million or 29.16% growth in average interest earning assets and a modest increase in the net interest margin from 4.66% for the period ending September 30, 2011 compared to 4.69% for the period ending September 30, 2012, while at the same time total interest expense remained stable, increasing only $48,055 for the nine months ended September 30, 2012 compared to the same period in 2011. The increase in average interest earning assets was the result of a $125.1 million increase in average gross loans and a $51.5 million increase in average investments. The primary cause of this growth was the acquisition of Maryland Bankcorp, Inc. on April 1, 2011. This growth coupled with an approximately $786,000 increase in the accretion of fair value adjustments that were recorded in conjunction with the merger, were the predominant causes of the increase in net interest income. Non-interest revenue also increased $1.0 million during the nine month period as a result of the acquisition, a $736,728 increase in gains on sales of investment securities, and a $62,124 increase in gains on sales of other real estate owned. These improvements were partially offset by a $2.8 million increase in non-interest expense and a $125,000 increase in the provision for loan losses.

For the three month period ended September 30, 2012, net income available to common stockholders was $2.0 million or $0.30 per basic common share and $0.29 per diluted common share. This was $320,802 or 18.79% higher than the same period in 2011. During the three month period ended September 30, 2012, net interest income increased $192,202 or 2.30% primarily as a result of a $69.0 million increase in average gross loans outstanding. The $69.0 million in average gross loan growth was a result of our business development efforts, expanded market area and increased name recognition. Compared to the same period in 2011, non-interest revenue decreased $175,699 primarily due to a $219,199 decline in earnings on bank owned life insurance, a $64,597 decline in service charges on deposit accounts and because we recognized losses totaling $48,509 on the sales of other real estate owned compared to gains of $45,595 in 2011. This was partially offset by an increase of $217,259 in gains on sales or calls of investment securities for the three month period ended September 30, 2012 compared to the same period in 2011. Salaries and employee benefits, data processing and other operating expenses decreased primarily because of our efforts to continue to manage operating cost.

"We are extremely pleased to report a solid financial performance. Since the acquisition of Maryland Bankcorp, we have made significant progress in disposing of troubled assets, reducing expenses, and maintaining and growing our loan and deposit base. The acquisition of Maryland Bankcorp continues to positively enhance our operating performance. It is a testament to the quality of the Old Line Bank team that we were able to accomplish this solid financial performance while completing the due diligence of WSB," said Mr. Cornelsen.

"On September 10, 2012, we announced that we had executed a merger agreement that provided for the acquisition of WSB Holdings, Inc. We plan to complete the merger by the 2nd quarter of 2013. Until completion, we anticipate that merger related expenses may cause earnings to be slightly lower than would otherwise be expected. However, we anticipate the WSB merger will be accretive to earnings within three quarters of closing. This combination will create a $1.2 billion banking institution and will allow us to expand our financial services with the addition of a successful and growing mortgage origination team. We also anticipate that the acquisition and integration of WSB will enhance the liquidity of our stock as well as our overall financial condition and operating performance."

Asset quality continues to remain strong even with the addition of the acquired loan portfolio. Non-performing assets to total assets remained stable and statistically low at 1.34% and the allowance for loan losses as a percent of gross loans increased modestly to 0.78% compared to 0.69% at December 31, 2011. For the three month period ended September 30, 2012, we decreased the provision for loan losses by $425,000 while increasing it $125,000 for the nine month period.  Although the entire loan portfolio's asset quality remained stable, the economy continues to experience flat or minimal growth and there are no indications that this will change significantly in the near term. Ultimately, this could impact our borrowers' financial stability. As a result of our loan growth and the continued stagnation of the economy, we believe it is prudent to continue to increase the allowance for loan losses as a percent of gross loans. Based on our internal analysis, the ratio of non-performing assets, and the satisfactory historical performance of the loan portfolio, management believes the allowance continues to appropriately reflect the inherent risk of loss in our portfolio and the current economic climate.

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 19 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Calvert, Charles, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts, in particular the statements with respect to the acquisition and integration of WSB and that this acquisition will enhance stock liquidity as well as our financial condition and operating performance, that merger related costs will cause earnings to be slightly lower than would otherwise be expected, that the merger will be accretive to earnings within three quarters of closing and our ability to complete this acquisition by the second quarter of 2013, expanding our financial services and market and the adequacy of our loan loss allowance constitute "forward-looking statements" as defined by Federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates," "plans" or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to, failure to receive required regulator or stockholder approvals necessary to complete the merger, that the pending stockholder lawsuit related to the merger could delay or prevent the merger, that integrating WSB's business into our own could take longer or be more difficult than anticipated, deterioration in economic conditions or a slower than anticipated recovery in our target markets or nationally, sustained high levels of or further increases in the unemployment rate in our target markets, the actions of our competitors and our ability to successfully compete, in particular in new market areas, and changes in laws impacting our ability to collect on outstanding loans or otherwise negatively impact our business, including regulations implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares, Inc. with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Cash and due from banks	$ 43,813,588	$ 37,533,354	$ 24,018,472	$ 43,434,375	$ 44,591,494
Interest bearing accounts	26,137	122,824	1,020,231	119,235	14,157
Federal funds sold	908,495	508,150	1,094,891	83,114	720,898
Total cash and cash equivalents	44,748,220	38,164,328	26,133,594	43,636,724	45,326,549
Investment securities available for sale	180,363,532	168,502,783	163,204,721	161,784,835	158,503,556
Loans, less allowance for loan losses	573,147,401	573,146,131	552,843,016	539,297,666	515,738,796
Equity securities at cost	3,828,237	3,865,079	3,994,766	3,946,042	4,051,482
Premises and equipment	23,883,734	23,763,775	23,651,682	23,215,429	22,748,048
Accrued interest receivable	2,606,790	2,592,123	2,562,773	2,448,542	2,349,748
Prepaid income taxes	--	--	27,964	--	162,043
Deferred income taxes	6,791,483	7,346,728	7,307,974	7,244,029	6,353,633
Bank owned life insurance	16,757,707	16,644,925	16,530,205	16,416,566	16,298,382
Prepaid pension	1,030,551	1,030,551	1,030,551	1,030,551	1,315,642
Other real estate owned	3,231,449	3,490,730	3,919,461	4,004,609	4,126,434
Goodwill	633,790	633,790	633,790	633,790	141,723
Core deposit intangible	3,869,054	4,046,636	4,224,218	4,418,892	4,613,568
Other assets	2,990,530	2,936,820	3,627,066	2,964,626	4,255,685
Total assets	$ 863,882,478	$ 846,164,399	$ 809,691,781	$ 811,042,301	$ 785,985,289

Deposits
Non-interest bearing	$ 185,347,907	$ 186,639,878	$ 169,180,497	$ 170,138,329	$ 176,167,359
Interest bearing	545,730,571	532,956,475	517,467,161	520,629,456	487,824,952
Total deposits	731,078,478	719,596,353	686,647,658	690,767,785	663,992,311
Short term borrowings	44,544,608	41,955,385	40,505,782	38,672,657	32,605,607
Long term borrowings	6,216,463	6,239,129	6,261,429	6,284,479	16,307,146
Accrued interest payable	341,494	359,367	370,712	397,211	392,340
Accrued pension	4,570,725	4,480,261	4,411,462	4,342,664	4,554,285
Other liabilities	2,757,115	1,853,766	1,582,906	2,080,867	1,867,752
Total liabilities	789,508,883	774,484,261	739,779,949	742,545,663	719,719,441

Stockholders' equity
Common stock	68,308	68,285	68,285	68,177	68,096
Additional paid-in capital	53,647,456	53,574,827	53,519,196	53,489,075	53,421,825
Retained earnings	17,087,831	15,332,768	13,576,596	12,093,742	10,399,491
Accumulated other comprehensive income	3,171,006	2,284,600	2,311,030	2,388,972	1,898,327
Total Old Line Bancshares, Inc. stockholders' equity	73,974,601	71,260,480	69,475,107	68,039,966	65,787,739
Non-controlling interest	398,994	419,658	436,725	456,672	478,109
Total stockholders' equity	74,373,595	71,680,138	69,911,832	68,496,638	66,265,848
Total liabilities and stockholders' equity	$ 863,882,478	$ 846,164,399	$ 809,691,781	$ 811,042,301	$ 785,985,289
Shares of basic common stock outstanding	6,830,832	6,828,452	6,828,452	6,817,694	6,809,594

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended September 30, 2012	Three Months Ended June 30, 2012	Three Months Ended March 31, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest revenue
Loans, including fees	$ 8,702,142	$ 8,632,296	$ 7,952,835	$ 8,573,052	$ 25,287,273	$ 20,510,217
Investment securities and other	1,098,431	1,131,401	1,149,451	1,164,052	3,379,284	2,748,721
Total interest revenue	9,800,573	9,763,697	9,102,286	9,737,104	28,666,557	23,258,938
Interest expense
Deposits	1,057,075	1,087,200	1,127,498	1,175,773	3,271,773	3,243,461
Borrowed funds	206,721	213,111	212,376	216,756	632,208	612,465
Total interest expense	1,263,796	1,300,311	1,339,874	1,392,529	3,903,981	3,855,926
Net interest income	8,536,777	8,463,386	7,762,412	8,344,575	24,762,576	19,403,012
Provision for loan losses	375,000	375,000	375,000	800,000	1,125,000	1,000,000
Net interest income after provision for loan losses	8,161,777	8,088,386	7,387,412	7,544,575	23,637,576	18,403,012
Non-interest revenue
Service charges on deposit accounts	315,468	328,142	319,327	380,065	962,937	859,300
Gain on sales or calls of investment securities	289,511	282,858	277,170	72,252	849,539	112,811
Other than temporary impairment on equity securities	--	--	--	--	--	(122,500)
Earnings on bank owned life insurance	137,082	138,496	136,705	356,281	412,283	557,669
Gains (losses) on sales other real estate owned	(48,509)	191,201	(31,988)	45,595	110,704	48,580
Other fees and commissions	146,550	215,089	177,599	161,608	539,238	402,152
Total non-interest revenue	840,102	1,155,786	878,813	1,015,801	2,874,701	1,858,012
Non-interest expense
Salaries & employee benefits	3,016,334	3,024,815	2,808,994	3,030,508	8,850,143	7,504,953
Occupancy & Equipment	933,775	914,576	907,871	916,610	2,756,222	2,233,905
Data processing	214,187	192,232	224,735	232,530	631,154	595,612
Merger and integration	49,290	29,166	29,167	77,880	107,624	545,154
Core deposit premium	177,582	177,582	194,675	194,674	549,839	389,349
Other operating	1,690,590	1,910,797	1,520,731	1,700,964	5,122,118	3,976,809
Total non-interest expense	6,081,758	6,249,168	5,686,173	6,153,166	18,017,100	15,245,782

Income before income taxes	2,920,121	2,995,004	2,580,052	2,407,210	8,495,177	5,015,242
Income taxes	912,490	982,759	844,005	737,405	2,739,254	1,729,005
Net income	2,007,631	2,012,245	1,736,047	1,669,805	5,755,923	3,286,237
Less: Net income (loss) attributable to the noncontrolling interest	(20,664)	(17,067)	(19,947)	(37,688)	(57,678)	(126,883)
Net income available to common stockholders	$ 2,028,295	$ 2,029,312	$ 1,755,994	$ 1,707,493	$ 5,813,601	$ 3,413,120
Earnings per basic share	$ 0.30	$ 0.30	$ 0.26	$ 0.25	$ 0.85	$ 0.56
Earnings per diluted share	$ 0.29	$ 0.29	$ 0.26	$ 0.25	$ 0.84	$ 0.56
Dividend per common share	$ 0.04	$ 0.04	$ 0.04	$ 0.03	$ 0.12	$ 0.09
Average number of basic shares	6,829,785	6,828,452	6,820,894	6,809,594	6,826,390	6,024,660
Average number of dilutive shares	6,909,147	6,905,041	6,855,568	6,834,584	6,886,147	6,056,953

Old Line Bancshares, Inc. & Subsidiaries
Selected Average Balance Sheet and Loan Information

Average Balance Sheet (Dollars in thousands)
	Three Months Ended				Nine Months Ended	Nine Months Ended

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011	September 30, 2012	September 30, 2011
Average total interest earning assets	$ 752,848	$ 729,382	$ 702,849	$ 674,069	$ 732,230	$ 566,912
Average total interest bearing liabilities	603,133	570,972	550,177	535,191	580,826	455,799
Net interest earning assets	$ 149,715	$ 158,410	$ 152,672	$ 138,878	$ 151,404	$ 111,113
Tax equivalent net interest margin	4.72%	4.84%	4.45%	5.01%	4.69%	4.66%

Loan Information (Dollars in thousands)

	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Acquired Loans(1)
Non-accrual(2)	$ 5,079	$ 4,842	$ 4,860	$ 4,583	$ 4,255
Accruing 30-89 days past due	24	726	2,652	839	955
Accruing 90 or more days past due	81	940	6	--	1,388

Legacy Loans(3)
Non-accrual	$ 3,151	$ 1,787	$ 1,787	$ 1,247	$ 1,169
Accruing 30-89 days past due	2,348	2,799	1,278	745	307
Accruing 90 or more days past due	2	--	--	34	--

Allowance for loan losses as % of gross loans	0.78%	0.71%	0.68%	0.69%	0.58%
Allowance for loan losses as % of legacy loans	1.03%	0.96%	0.96%	0.99%	0.88%
Total non-performing loans as a % of gross loans	2.00%	1.92%	1.90%	1.08%	1.05%
Total non-performing assets as a % of total assets	1.34%	1.31%	1.31%	1.22%	1.25%

(1) Acquired loans represent all loans acquired on April 1, 2011. We originally recorded these loans at fair value upon acquisition.
(2) These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement. At acquisition, we recorded these loans at fair value. As provided for under ASC 310-30, we recognize interest income on these loans through the accretion of the difference between the carrying value of these loans and their expected cash flows.
(3) Legacy loans represent total loans excluding loans acquired April 1, 2011.
CONTACT:  OLD LINE BANCSHARES, INC.
          CHRISTINE M. RUSH
          CHIEF FINANCIAL OFFICER
          (301) 430-2544